Exhibit 5.1

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York, 10019-6022

United States

Tel + 1 212 318 3000

Fax + 1 212 318 3400

June 8, 2020

Universal Health Realty Income Trust

Universal Corporate Center
367 South Gulph Road

P.O. Box 61558
King of Prussia, Pennsylvania 19406-0958

Ladies and Gentlemen:

We have acted as counsel to Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), in connection with the offer and sale by the Trust of common shares of beneficial interest of the Trust, $.01 par value per share, having an aggregate gross sales price of up to $100,000,000 (the “Common Shares”), from time to time, pursuant to a prospectus supplement dated June 8, 2020 (the “Prospectus Supplement”) and the accompanying prospectus, dated May 15, 2020 (the “Prospectus”), that forms part of the Trust’s Registration Statement on Form S-3 (Registration No. 333-238301) (the “Registration Statement”), which Prospectus Supplement (including the Prospectus) was filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2020 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares are to be sold from time to time pursuant to the ATM Equity Offering Sales Agreement, dated June 8, 2020 (the “Sales Agreement”), among BofA Securities, Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as sales agents, principals and/or (except in the case of Fifth Third Securities, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC) forward sellers, Bank of America, N.A. and Crédit Agricole Corporate and Investment Bank, as forward purchasers, the Trust and UHS of Delaware, Inc.

We have examined (i) the Prospectus Supplement, (ii) the Registration Statement, (iii) the executed Sales Agreement and (iv) such records of the Trust, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

In addition, in connection with rendering the opinion set forth below, we have assumed that (i) the Declaration of Trust and Bylaws of the Trust will not be amended in any manner that would affect

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Universal Health Realty Income Trust

June 8, 2020

the legal conclusion set forth herein; (ii) certificates representing Common Shares will be duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will be made in the share register of the Trust, in each case in accordance with the provisions of the Trust’s Declaration of Trust and Bylaws; (iii) there will be sufficient Common Shares authorized under the Trust’s Declaration of Trust and not otherwise issued or reserved for issuance; (iv) the purchase price for Common Shares payable to the Trust will not be less than the par value of such Common Shares; and (v) the authorization of the issuance, sale and delivery of the Common Shares pursuant to the Sales Agreement will not be modified or rescinded, and there will not occur any change in law affecting the validity, legally binding character or enforceability thereof.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when the Common Shares are issued and delivered in accordance with the terms of the Sales Agreement, the Common Shares will be legally issued, fully paid and nonassessable with no personal liability attaching to ownership thereof other than as described under the caption “Description of the Trust’s Common Shares of Beneficial Interest and Preferred Shares of Beneficial Interest—Shareholder Liability” in the Prospectus.

The foregoing opinion is limited to the Maryland REIT law (CODE ANN., CORPS & ASS’NS § 8-101, et seq.), and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Trust, which Form 8-K will be incorporated by reference in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP